Exhibit 97.1
THE AARON’S COMPANY, INC.

Incentive-Based Compensation Recoupment Policy

1.0 PURPOSE/OBJECTIVE

The Aaron’s Company, Inc. (the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Policy. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules of the New York Stock Exchange, Inc. or any other national securities exchange or national securities association on which the Company is a listed issuer from time to time (as applicable, the “Stock Exchange”) and explains when the Company will seek recovery of Incentive-Based Compensation awarded or paid to a Covered Employee.

Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Incentive-Based Compensation recovery requirements (collectively, the “Guidance”).

Please refer to Section 5 for the definitions of capitalized terms used throughout this Policy.

2.0 SCOPE

This Policy applies to the Company and all Covered Employees.

3.0 POLICY STATEMENT

If the Company is required to prepare a Restatement then the Company will reasonably promptly recover from Covered Employees all Recoverable Incentive-Based Compensation Received during the Recovery Period in accordance with this Policy.

4.0POLICY

4.1Effectiveness

As of the Effective Date, this Policy supersedes and replaces the previous policy of the Company, which was effective as of November 11, 2020 (the “Predecessor Policy”). This Policy will apply to any Incentive-Based Compensation that is Received by a Covered Employee on or after the Effective Date. This Policy will survive and continue notwithstanding any termination of a Covered Employee’s employment with the Company and its affiliates. The Predecessor Policy will continue to apply to any Incentive-Based Compensation that is Received prior to the Effective Date.

4.2Administration of Policy

The Compensation Committee will have full authority to administer this Policy in accordance with the Guidance, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy. The Compensation Committee will, subject to the provisions of this Policy and the Guidance, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Compensation Committee will be final, binding and conclusive, subject to the Guidance.

4.3Method of Recovery

Subject to applicable law, the Compensation Committee may seek recovery in the manner it chooses, including by seeking reimbursement from the Covered Employee, by electing to withhold unpaid compensation, by set-off (to the extent permissible under Section 409A of the U.S. Internal Revenue Code (the “Code”), or by rescinding or canceling unvested stock, restricted stock units, options or other equity-related awards.

4.4Impracticable Recovery

The Company is not required to recover Recoverable Incentive-Based Compensation to the extent that the Compensation Committee determines it Impracticable to do so in compliance with this Policy and the Guidance.

4.5No Additional Payments Required

This Policy does not require the Company to award a Covered Employee an additional payment if the restated or accurate financial results would have resulted in higher Incentive-Based Compensation.

4.6Other Actions

In the reasonable exercise of its business judgment under this Policy, the Compensation Committee may determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

4.7Other Claims and Rights

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities.

The exercise by the Company of any rights pursuant to this Policy will not impact any other rights or remedies that the Company or any of its affiliates may have with respect to any Covered Employee, including, but not limited to, termination of employment or institution of civil or criminal proceedings.

4.8No Indemnification, Reimbursement or Insurance

Notwithstanding the terms of any other policy, program, agreement or arrangement, neither the Company nor any of its affiliates will (i) indemnify or reimburse a Covered Employee for the loss of any Incentive-Based Compensation under this Policy, or (ii) pay premiums on any insurance policy that would cover a Covered Employee’s potential obligations under this Policy.

4.9Successors

This Policy will be binding and enforceable against all Covered Employees and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

4.10Amendment; Termination

The Board may amend or terminate this Policy at any time and shall amend this Policy to the extent deemed necessary or appropriate to reflect any regulations adopted by the Securities and Exchange Commission under Section 10D(b)(2) of the Securities Exchange Act of 1934, any rules or standards applicable to the Company adopted by the

Stock Exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

4.11Governing Law

To the extent not preempted by U.S. federal law, this Policy will be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.

5.0 DEFINITIONS

For purposes of this policy,

5.1“Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of:
i.the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required; or

ii.the date a regulator, court or other legally authorized entity directs the Company to undertake a Restatement.

The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence (provided, however, that if a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

5.2“Board” means the Board of Directors of the Company.

5.3“Compensation Committee” means the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board.

5.4“Covered Employees” means current and former officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as determined by the Board or the Compensation Committee. Covered Employees include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

5.5“Effective Date” means October 2, 2023.

5.6“Financial Performance Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis), and any measure that is derived wholly or in part from such measure.

Financial Performance Measures also include stock price and total shareholder return.

5.7“Impracticable.” Recovery of Recoverable Incentive-Based Compensation is “Impracticable” only if the Compensation Committee has determined in good faith that:

5.2.1the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Incentive-Based Compensation and the Company has

(A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Stock Exchange;

5.2.2recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code and regulations thereunder; or

5.2.3recovery would violate home country law that was adopted prior to November 28, 2022 and the Company has obtained a supporting legal opinion of home country counsel to that effect that is delivered and acceptable to the Stock Exchange.

5.8“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Performance Measure.

5.9“Received.” Incentive-Based Compensation is “Received” by a Covered Employee in the Company’s fiscal period during which the Financial Performance Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

5.10“Recoverable Incentive-Based Compensation” means the amount of any Incentive-Based Compensation (calculated on a pre-tax basis) Received by a Covered Employee during the Applicable Period that is in excess of the amount that the Covered Employee otherwise would have Received if the calculation were based on the Restatement.

For Incentive-Based Compensation based on stock price or total shareholder return, “Recoverable Incentive-Based Compensation” means the amount determined by the Compensation Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Stock Exchange).

Recoverable Incentive-Based Compensation does not include any Incentive-Based Compensation Received by a person:

(i)before such person began service in a position or capacity meeting the definition of a Covered Employee,

(ii)was not a Covered Employee at any time during the performance period for that Incentive-Based Compensation, or

(iii)during any period when the Company did not have a class of its securities listed on a national securities exchange or a national securities association.

For purposes of clarity, Recoverable Incentive-Based Compensation may include Incentive-Based Compensation Received by a person while serving as an employee if such person previously served as a Covered Employee at any time during the performance period for the Incentive-Based Compensation and then transitioned to a non-Covered Employee role.

5.11“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether Company or Covered Employee misconduct was the cause for such restatement.

“Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

6.0 COMPLIANCE AND REPORTING

6.1    Acknowledgement by Covered Employees

The Company will provide notice to and seek acknowledgement of this Policy from each Covered Employee.

6.2    Condition to Eligibility for Incentive-Based Compensation

After the Effective Date, the Company must be in receipt of a Covered Employee's acknowledgement as a condition to such Covered Employee’s eligibility to receive Incentive-Based Compensation.
The failure to provide such notice to or obtain an acknowledgement from any Covered Employee will have no impact on the applicability or enforceability of this Policy.

6.3    Incorporation into Awards

The terms of this policy will be deemed to be expressly incorporated into the terms of any award for Incentive-Based Compensation that will be covered by this Policy.

7.0 REVIEW CYCLE

The Policy Owner will review this Policy no less frequently than 12 months following its initial adoption or most recent revision.